Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-113346

PROSPECTUS

2,200,000 Shares

Common Stock

     This prospectus relates to the public offering, which is not being underwritten, of up to 2,200,000 shares of our Common Stock which is held by certain investors. We issued these shares of our Common Stock to the selling stockholders identified in this prospectus in a private placement.

     The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

     Our Common Stock is listed on the Nasdaq National Market under the symbol “HIFN.” On April 8, 2004, the closing price for our Common Stock was $11.42 per share.

     Investing in our Common Stock involves certain risks. See “Risk Factors” beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 9, 2004.

     No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by hi/fn, inc. (referred to in this prospectus as “Hifn,” the “Company,” the “Registrant,” “we” and “our”), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

hi/fn, inc.

     We make integrated circuits and software for network infrastructure developers. Our integrated data flow technology enables secure intelligent networks with compression, encryption and application-aware classification. This is central to the growth of the Internet, helping to make electronic mail, web browsing, Internet shopping and multimedia communications better, faster and more secure. Most of the major network equipment manufacturers use our patented technology to improve packet processing. More information on the company is available from the company’s SEC filings. Additional product information can be obtained from our website at http://www.hifn.com. Our principal executive offices are located at 750 University Avenue, Los Gatos, California 95032 and our telephone number is (408) 399-3500.

Forward-Looking Statements

     This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Exchange Act. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in “Risk Factors,” as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements that appear in these disclosures, investors should carefully review the factors set forth in this prospectus under “Risk Factors.”

Risk Factors

     Our future operating results may vary substantially from period to period due to a number of factors, many of which are beyond our control. The following discussion highlights some of these factors and the possible impact of these factors on future results of operations. You should carefully consider these factors before making an investment decision. If any of the following factors actually occur, our business, financial condition or results of operations could be harmed. In that case, the price of our Common Stock could decline, and you could experience losses on your investment.

Our Operating Results May Fluctuate Significantly.

     Our operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors including the following:

•	General business conditions in our markets as well as global economic uncertainty;

•	Increases or reductions in demand for our customers’ products;

•	The timing and volume of orders we receive from our customers;

•	Cancellations or delays of customer product orders;

•	Acquisitions or mergers involving us, our competitors or customers;

•	Any new product introductions by us or our competitors;

•	Our suppliers increasing costs or changing the delivery of products to us;

•	Increased competition or reductions in the prices that we are able to charge;

•	The variety of the products that we sell as well as seasonal demand for our products; and

•	The availability of manufacturing capacity necessary to make our products.

If We Determine That Our Long-Lived Assets Have Been Impaired Or That Our Goodwill Has Been Further Impaired Our Financial Condition and Results of Operations May Suffer.

     During the quarter ended December 31, 2003, we completed the acquisition of certain assets and intellectual property related to the IBM Picoprocessor Power NP for approximately $15.7 million in cash. The purchase price of the acquisition of $15.9 million, which included $200,000 in estimated acquisition related costs, was used to acquire the technical designs to the PowerNP. The purchase price was allocated to assets acquired based on the book value of inventory and fixed assets, which management believes approximates their fair value, and after considering input provided by an independent appraisal, to all other identifiable assets. The allocation of the purchase price did not result in the Company recording any additional goodwill. Pursuant to SFAS 142, “Goodwill and Other Intangible Assets,” we will perform an annual impairment test and if, as a result of this analysis, we determine that there has been an impairment of our goodwill and other long-lived and intangible assets, asset impairment charges will be recognized. As of December 31, 2003, we have approximately $1.0 million of goodwill related to the acquisition of Apptitude in August 2000.

We Depend Upon A Small Number Of Customers.

     Quantum Corporation (“Quantum”), through its manufacturing subcontractor, accounted for approximately 24%, 33% and 34% of our net revenues during the quarters ended December 31, 2003 and 2002 and in fiscal 2003, respectively. Cisco, an OEM producer of network equipment, comprised 53% and 23% of our net revenues for the quarter ended December 31, 2003 and the year ended September 30, 2003. Neither Quantum nor Cisco is under any binding obligation to order from us. If our sales to Quantum or Cisco decline, our business, financial condition and results of operations could suffer. We expect that our most significant customers in the future could be different from our largest customers today for a number of reasons, including customers’ deployment schedules and budget considerations. As a result, we believe we may experience significant fluctuations in our results of operations on a quarterly and annual basis.

     Limited numbers of network and storage equipment vendors account for a majority of packet processor purchases in their respective markets. In particular, the market for network equipment that would include packet processors, such as routers, remote access concentrators and firewalls, is dominated by a few large vendors, including Cisco Systems, Inc., Nortel Networks, Inc. and 3Com Corporation. As a result, our future success will depend upon our ability to establish and maintain relationships with these companies. If these network equipment vendors do not incorporate our packet processors into their products, our business, financial condition and results of operations could suffer.

Our Business Depends Upon The Development Of The Packet Processor Market.

     Our prospects are dependent upon the acceptance of packet processors as an alternative to other technology traditionally utilized by network and storage equipment vendors. Many of our current and potential customers have substantial technological capabilities and financial resources and currently develop internally the application specific integrated circuit components and program the general purpose microprocessors utilized in their products as an alternative to our packet processors. These customers may in the future continue to rely on these solutions or may determine to develop or acquire components, technologies or packet processors that are similar to, or that may be substituted for, our products. In order to be successful, we must anticipate market trends and the price, performance and functionality requirements of such network and storage equipment vendors and must successfully develop and manufacture products that meet their requirements. In addition, we must make products available to these large customers on a timely basis and at competitive prices. If orders from customers are cancelled, decreased or delayed, or if we fail to obtain significant orders from new customers, or any significant customer delays or fails to pay, our business, financial condition and results of operations could suffer.

Our Business Depends Upon The Continued Growth And Our Penetration Of The Virtual Private Network Market.

     We want to be a leading supplier of packet processors that implement the network security protocols necessary to support the deployment of virtual private networks. This market, which continues to evolve, may not grow. Alternatively, if it continues to grow, our products may not successfully serve this market. Our ability to generate significant revenue in the virtual private network market will depend upon, among other things, the following:

•	Our ability to demonstrate the benefits of our technology to distributors, original equipment manufacturers and end users; and

•	The increased use of the Internet by businesses as replacements for, or enhancements to, their private networks.

     If we are unable to penetrate the virtual private network market, or if that market fails to develop, our business, financial condition and results of operations could suffer.

We Face Risks Associated With Evolving Industry Standards And Rapid Technological Change.

     The markets in which we compete are characterized by rapidly changing technology, frequent product introductions and evolving industry standards. Our performance depends on a number of factors, including our ability to do the following:

•	Properly identify emerging target markets and related technological trends;

•	Develop and maintain competitive products;

•	Develop end-to-end, ubiquitous systems solutions;

•	Develop, or partner with providers of, security services processors;

•	Develop both hardware and software security services solutions;

•	Enhance our products by adding innovative features that differentiate our products from those of competitors;

•	Bring products to market on a timely basis at competitive prices; and

•	Respond effectively to new technological changes or new product announcements by others.

     Our past success has been dependent in part upon our ability to develop products that have been selected for design into new products of leading equipment manufacturers. However, the development of our packet processors is complex and, from time to time, we have experienced delays in completing the development and introduction of new products. We may not be able to adhere to our new product design and introduction schedules and our products may not be accepted in the market at favorable prices, if at all.

     In evaluating new product decisions, we must anticipate future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, competitive product offerings and industry standards. We must also continue to make significant investments in research and development in order to continue to enhance the performance and functionality of our products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for us to remain competitive are complicated and require a significant amount of time and money. We may experience substantial difficulty in introducing new products and we may be unable to offer enhancements to existing products on a timely or cost-effective basis, if at all. For instance, the performance of our encryption/compression and public key processors depends upon the integrity of our security technology. If any significant advances in overcoming cryptographic systems are made, then the security of our encryption/compression and public key processors will be reduced or eliminated unless we are able to develop further technical innovations that adequately enhance the security of these products. Our inability to develop and introduce new products or enhancements directed at new industry standards could harm our business, financial condition and results of operations.

Our Markets Are Highly Competitive.

     We compete in markets that are intensely competitive and are expected to become increasingly competitive as current competitors expand their product offerings and new competitors enter the market. The markets that we compete in are subject to frequent product introductions with improved price-performance characteristics, rapid technological change, and the continued emergence of new industry standards. Our products compete with offerings from companies such as Analog Devices, Inc., SafeNet, Inc., IBM, Broadcom Corporation, Motorola, Inc. and Cavium Networks. Hifn was a wholly-owned subsidiary of Stac, Inc. until Hifn’s spin-off from Stac in 1996 upon which Stac assigned two license agreements entered into with IBM in 1994 in which Stac granted IBM the right to use, but not sublicense, our patented compression technology in IBM hardware and software products. Stac also assigned its license agreement with Microsoft Corporation (“Microsoft”) in 1994 whereby Stac granted Microsoft the right to use, but not sublicense, our compression technology in their software products. We expect significant future competition from major domestic and international semiconductor suppliers. Several established electronics and semiconductor suppliers have recently entered, or expressed an interest to enter, the network equipment market. We also may face competition from suppliers of products based on new or emerging technologies. Furthermore, many of our existing and potential customers internally develop solutions which attempt to perform all or a portion of the functions performed by our products.

     A key element of our packet processor architecture is our encryption technology. Until recently, in order to export our encryption-related products, the U.S. Department of Commerce required us to obtain a license. Foreign competitors that were not subject to similar requirements have an advantage over us in their ability to establish existing markets for their products and rapidly respond to the requests of customers in the global market. Although the export restriction has been liberalized, we may not be successful in entering or competing in the foreign encryption markets. See “Our Products Are Subject To Export Restrictions.”

     Many of our current and prospective competitors offer broader product lines and have significantly greater financial, technical, manufacturing and marketing resources than us. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to promote the sale of their products. In particular, companies such as Intel Corporation, Lucent Technologies Inc., Motorola, Inc., National Semiconductor Corporation and Texas Instruments Incorporated have significant advantage over us given their relationships with many of our customers, their extensive marketing power and name recognition and their much greater financial resources. In addition, current and potential competitors may decide to consolidate, lower the prices of their products or to bundle their products with other products. Any of the above would significantly and negatively impact our ability to compete and obtain or maintain market share. If we are unable to successfully compete against our competitors, our business, results of operations and financial condition will suffer. We believe that the important competitive factors in our markets are the following:

•	Performance;

•	Price;

•	The time that is required to develop a new product or enhancements to existing products;

•	The ability to achieve product acceptance with major network and storage equipment vendors;

•	The support that exists for new network and storage standards;

•	Features and functionality;

•	Adaptability of products to specific applications;

•	Reliability; and

•	Technical service and support as well as effective intellectual property protection.

     If we are unable to successfully develop and market products that compete with those of other suppliers, our business, financial condition and results of operations could be harmed. In addition, we must compete for the services of qualified distributors and sales representatives. To the extent that our competitors offer distributors or sales representatives more favorable terms, these distributors and sales representatives may decline to carry, or discontinue carrying, our products. Our business, financial condition and results of operations could be harmed by any failure to maintain and expand our distribution network.

Our Business Depends Upon The Growth Of The Network Equipment And Storage Equipment Markets.

     Our success is largely dependent upon continued growth in the market for network security equipment, such as routers, remote access concentrators, switches, broadband access equipment, security gateways, firewalls and network interface cards. In addition, our success depends upon storage equipment vendors incorporating our packet processors into their systems. The network security equipment market has in the past, and may in the future, fluctuate significantly based upon numerous factors, including the lack of industry standards, adoption of alternative technologies, capital spending levels and general economic conditions. We are unable to determine the rate or extent to which these markets will grow, if at all. Any decrease in the growth of the network or storage equipment market or a decline in demand for our products could harm our business, financial condition and results of operations.

Our Success Depends Upon Protecting Our Intellectual Property.

     Our proprietary technology is critical to our future success. We rely in part on patent, trade, trademark, maskwork and copyright law to protect our intellectual property. We own eighteen (18) United States patents and seven foreign patents. We also have two pending patent applications in Japan. Our issued patents and patent applications primarily cover various aspects of our compression, flow classification, bandwidth management and rate shaping technologies and have expiration dates ranging from 2006 to 2020. We have five pending patent applications in the United States, four in Europe and Asia (Japan) covering our flow classification technology. Patents may not be issued under our current or future patent applications, and the patents issued under such patent applications could be invalidated, circumvented or challenged. In addition, third parties could make infringement claims against us in the future. Such infringement claims could result in costly litigation. We may not prevail in any such litigation or be able to license any valid and infringed patents from third parties on commercially reasonable terms, if at all. Regardless of the outcome, an infringement claim would likely result in substantial cost and diversion of our resources. Any infringement claim or other litigation against us or by us could harm our business, financial condition and results of operations. The patents issued to us may not be adequate to protect our proprietary rights, to deter misappropriation or to prevent an unauthorized third party from copying our technology, designing around the patents we own or otherwise obtaining and using our products, designs or other information. In addition, others could develop technologies that are similar or superior to our technology.

     We also claim copyright protection for certain proprietary software and documentation. We attempt to protect our trade secrets and other proprietary information through agreements with our customers, employees and consultants, and through other security measures. However, our efforts may not be successful. Furthermore, the laws of certain countries in which our products are or may be manufactured or sold may not protect our products and intellectual property.

The Length Of Time It Takes To Develop Our Products And Make A Sale To Our Customers May Impair Our Operating Results.

     Our customers typically take a long time to evaluate our products. In fact, it usually takes our customers 3 to 6 months or more to test our products with an additional 9 to 18 months or more before they commence significant production of equipment incorporating our products. As a result of this lengthy sales cycle, we may experience a delay between increasing expenses for research and development and sales and marketing efforts on the one hand, and the generation of higher revenues, if any, on the other hand. In addition, the delays inherent in such a lengthy sales cycle raise additional risks of customer decisions to cancel or change product plans, which could result in the loss of anticipated sales. Our business, financial condition and results of operations could suffer if customers reduce or delay orders or choose not to release products using our technology.

We Depend Upon Independent Manufacturers And Limited Sources Of Supply.

     We rely on subcontractors to manufacture, assemble and test our packet processors. We currently subcontract our semiconductor manufacturing to Atmel Corporation, Toshiba Corporation, Philips Semiconductor and IBM. Since we depend upon independent manufacturers, we do not directly control product delivery schedules or product quality. None of our products are manufactured by more than one supplier. Since the semiconductor industry is highly cyclical, foundry capacity has been very limited at times in the past and may become limited in the future.

     We depend on our suppliers to deliver sufficient quantities of finished product to us in a timely manner. Since we place orders on a purchase order basis and do not have long-term volume purchase agreements with any of our suppliers, our suppliers may allocate production capacity to other products while reducing deliveries to us on short notice. In the past, one of our suppliers delayed the delivery of one of our products. As a result, we switched production of the product to a new manufacturer that caused a 3-month delay in shipments to customers. We have also experienced yield and test anomalies on a different product manufactured by another subcontractor that could have interrupted our customer shipments. In this case, the manufacturer was able to correct the problem in a timely manner and customer shipments were not affected. The delay and expense associated with qualifying a new supplier or foundry and commencing volume production can result in lost revenue, reduced operating margins and possible harm to customer relationships. The steps required for a new manufacturer to begin production of a semiconductor product include:

•	Adapting our product design, if necessary, to the new manufacturer’s process;

•	Creating a new mask set to manufacture the product;

•	Having the new manufacturer prepare sample products so we can verify the product specification; and

•	Providing sample products to customers for qualification.

     In general, it takes from 3 to 6 months for a new manufacturer to begin full-scale production of one of our products. We could have similar or more protracted problems in the future with existing or new suppliers.

     Toshiba Corporation manufactures products for us in plants located in Asia. To date, the financial and stock market dislocations that have occurred in the Asian financial markets in the past have not harmed our business. However, present or future dislocations or other international business risks, such as currency exchange fluctuations or recessions, could force us to seek new suppliers. We must place orders approximately 20 to 23 weeks in advance of expected delivery. This limits our ability to react to fluctuations in demand for our products, and could cause us to have an excess or a shortage of inventory of a particular product. In addition, if global semiconductor manufacturing capacity fails to increase in line with demand, foundries could allocate available capacity to larger customers or customers with long-term supply contracts. If we cannot obtain adequate foundry capacity at acceptable prices, or our supply is interrupted or delayed, our product revenues could decrease or our cost of revenues could increase. This could harm our business, financial condition and results of operations.

     We regularly consider using smaller semiconductor dimensions for each of our products in order to reduce costs. We have begun to decrease the dimensions in our new product designs, and believe that we must do so to remain competitive. We may have difficulty decreasing the dimensions of our products. In the future, we may change our supply arrangements to assume more product manufacturing responsibilities. We may subcontract for wafer manufacturing, assembly and test rather than purchase finished products.

However, there are additional risks associated with manufacturing, including variances in production yields, the ability to obtain adequate test and assembly capacity at reasonable cost and other general risks associated with the manufacture of semiconductors. We may also enter into volume purchase agreements that would require us to commit to minimum levels of purchases and which may require up-front investments. If we fail to effectively assume greater manufacturing responsibilities or manage volume purchase arrangements, our business, financial condition and results of operations will suffer.

Network And Storage Equipment Prices Typically Decrease.

     Average selling prices in the networking, storage and semiconductor industries have rapidly declined due to many factors, including:

•	Rapidly changing technologies;

•	Price-performance enhancements; and

•	Product obsolescence.

     The decline in the average selling prices of our products may cause substantial fluctuations in our operating results. We anticipate that the average selling prices of our products will decrease in the future due to product introductions by our competitors, price pressures from significant customers and other factors. Therefore, we must continue to develop and introduce new products that incorporate features which we can sell at higher prices. If we fail to do so, our revenues and gross margins could decline, which would harm our business, financial condition and results of operations.

We Face Product Return, Product Liability And Product Defect Risks.

     Complex products such as ours frequently contain errors, defects and bugs when first introduced or as new versions are released. We have discovered such errors, defects and bugs in the past. Delivery of products with production defects or reliability, quality or compatibility problems could hinder market acceptance of our products. This could damage our reputation and harm our ability to attract and retain customers. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We would have to expend significant capital and resources to remedy these problems. Errors, defects or bugs could be discovered in our new products after we begin commercial production of them, despite testing by us and our suppliers and customers. This could result in additional development costs, loss of, or delays in, market acceptance, diversion of technical and other resources from our other development efforts, claims by our customers or others against us or the loss of credibility with our current and prospective customers. Any such event would harm our business, financial condition and results of operations.

We Face Order And Shipment Uncertainties.

     We generally make our sales under individual purchase orders that may be canceled or deferred by customers on short notice without significant penalty, if any. Cancellation or deferral of product orders could cause us to hold excess inventory, which could harm our profit margins and restrict our ability to fund our operations. During fiscal 2002, we recorded an excess inventory reserve of $3.4 million as a result of a significant decrease in forecasted demand for our products. We recognize revenue upon shipment of products to our customers, net of an allowance for estimated returns. An unanticipated level of returns could harm our business, financial condition and results of operations.

We Depend Upon Key Personnel.

     Our success greatly depends on the continued contributions of our key management and other personnel, many of whom would be difficult to replace. We do not have employment contracts with any of our key personnel, nor do we maintain any key man life insurance on any of our personnel. It may be difficult for us to integrate new members of our management team. We must also attract and retain experienced and highly skilled engineering, sales and marketing and managerial personnel. Competition for such personnel has, in the past, been intense in the geographic areas and market segments in which we compete, and we may not be successful in hiring and retaining such people. If we lose the services of any key personnel, or cannot attract or retain qualified personnel, particularly engineers, our business, financial condition and results of operations could suffer. In addition, companies in technology industries whose employees accept positions with competitors have in the past claimed that their competitors have engaged in unfair competition or hiring practices. We could receive such claims in the future as we seek to hire qualified personnel. These claims could result in material litigation. We could incur substantial costs in defending against any such claims, regardless of their merits.

Our Products Are Subject To Export Restrictions.

     The encryption algorithms embedded in our products are a key element of our packet processor architecture. These products are subject to U.S. Department of Commerce export control restrictions. Our network equipment customers may only export products incorporating encryption technology if they obtain a one-time technical review. These U.S. export laws also prohibit the export of encryption products to a number of countries deemed by the U.S. to be hostile. Many foreign countries also restrict exports to many of these countries deemed to be “terrorist-supporting” states by the U.S. government. Because the restrictions on exports of encryption products have been liberalized, we, along with our network equipment customers have an opportunity to effectively compete with our foreign competitors. The existence of these restrictions until recently may have enabled foreign competitors facing less stringent controls on their products to become more established and, therefore, more competitive in the global market than our network equipment customers. In addition, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, could be revised, and laws limiting the domestic use of encryption could be enacted. While the U.S. government now allows U.S. companies to assume that exports to non-government end-users will be approved within 30 days of official registration with the Department of Commerce, the sale of our packet processors could be harmed by the failure of our network equipment customers to obtain the required approvals or by the costs of compliance.

We Face Risks Associated With Our International Business Activities.

     We sell most of our products to customers in the United States. If our international sales increase, particularly in light of decreased export restrictions, we may encounter risks inherent in international operations. All of our international sales to date are denominated in U.S. dollars. As a result, if the value of the U.S. dollar increases relative to foreign currencies, our products could become less competitive in international markets. We also obtain some of our manufacturing, assembly and test services from suppliers located outside the United States. International business activities could be limited or disrupted by any of the following:

•	The imposition of governmental controls;

•	Export license/technical review requirements;

•	Restrictions on the export of technology;

•	Currency exchange fluctuations;

•	Political instability;

•	Financial and stock market dislocations;

•	Military and related activities;

•	Trade restrictions; and

•	Changes in tariffs.

     Demand for our products also could be harmed by seasonality of international sales and economic conditions in our primary overseas markets. These international factors could harm future sales of our products to international customers and our business, financial condition and results of operations in general.

We Face Risks Associated With Acquisitions.

     During the fiscal quarter ended December 31, 2003, we acquired certain assets and intellectual property related to IBM’s Picoprocessor PowerNP. We continually evaluate strategic acquisitions of businesses and technologies that would complement our product offerings or enhance our market coverage or technological capabilities and may make additional acquisitions in the future. Future acquisitions could be effected without stockholder approval, and could cause us to dilute shareholder equity, incur debt and contingent liabilities and amortize acquisition expenses related to intangible assets, any of which could harm our operating results and/or the price of our Common Stock. Acquisitions entail numerous risks, including:

•	Difficulties in assimilating acquired operations, technologies and products;

•	Diversion of management’s attention from other business concerns;

•	Risks of entering markets in which we have little or no prior experience; and

•	Loss of key employees of acquired organizations.

     We may not be able to successfully integrate businesses, products, technologies or personnel that we acquire. If we fail to do so, our business, financial condition and results of operations could suffer.

The Cyclical Nature Of The Semiconductor Industry May Harm Our Business.

     The semiconductor industry has experienced significant downturns and wide fluctuations in supply and demand. The industry has also experienced significant fluctuations in anticipation of changes in general economic conditions. This has caused significant variances in product demand, production capacity and rapid erosion of average selling prices. Industry-wide fluctuations in the future could harm our business, financial condition and results of operations.

Our Stock Price May Be Volatile.

     The market price of our Common Stock has fluctuated in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations and the market prices of the securities of technology-related companies including networking, storage and semiconductor companies have been especially volatile. Such fluctuations can result from:

•	Quarterly variations in operating results;

•	Announcements of new products by us or our competitors;

•	The gain or loss of significant customers;

•	Changes in analysts’ estimates;

•	Short-selling of our Common Stock; and

•	Events affecting other companies that investors deem to be comparable to us.

We Have Been Engaged in Securities Class-Action Lawsuits.

     During fiscal 2003, we completed the settlement terms of the class action complaint and had shareholder derivative actions dismissed. As of December 31, 2003, there were no outstanding claims against us nor do we have any outstanding obligations related to claims or lawsuits. There can be no assurance there will not be any actions against us in the future. Any such actions may have a material adverse effect on our financial condition and results of operations.

The Common Stock Sold In This Offering Will Increase The Supply Of Our Common Stock On The Public Market, Which May Cause Our Stock Price To Decline.

     The sale into the public market of the Common Stock to be sold in this offering could adversely affect the market price of our Common Stock. Most of our shares of Common Stock outstanding are eligible for immediate and unrestricted sale in the public market at any time. Once the Registration Statement of which this prospectus forms a part is declared effective, the 2,200,000 shares of Common Stock covered by this prospectus will be eligible for immediate and unrestricted resale into the public market. The presence of these additional shares of Common Stock in the public market may further depress our stock price.

We Face Risks Associated With The Integration Of Recently Acquired Assets Into Our Business.

     During the fiscal quarter ended December 31, 2003, we acquired certain assets and intellectual property related to IBM’s Picoprocessor PowerNP. Our success in integrating these assets into our business will depend on our ability to merge the acquired assets into our ongoing operations, including maintaining a good relationship with IBM’s established customer base and our third party supplier, in this case, IBM. Without the successful integration of this significant asset acquisition, there can be no assurance that we will be able to maintain the revenue and profit performance levels experienced by IBM. If we fail to integrate these products into our operations successfully, our business, financial condition and results of operations could suffer.

     Additionally, prior to our acquisition of these assets, we understand IBM informed its customers that it was discontinuing selected research and development activities in connection with the assets and would not be developing certain related follow-on products with respect to the products associated with the acquired assets. As a result of such announcement, there can be no assurance that the established customer base will continue to purchase the products based on the acquired assets from us and maintain their relationship with us in the future for follow-on products. If we fail to maintain the established customer base, we may not be able to maintain the revenue and profit performance levels of IBM. Loss of the established customer base could negatively impact our results of operations, business and financial condition.

Use of Proceeds

     Hifn will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See “Selling Stockholders” and “Plan of Distribution.”

Selling Stockholders

     The following table sets forth as of April 9, 2004, the name of each of the selling stockholders, the number of shares of Common Stock that each selling stockholder owns, the number of shares of Common Stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of Common Stock to be held by each selling stockholder assuming the sale of all the Common Stock offered hereby.

     Some of the selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. Each selling stockholder may also transfer shares owned by him by gift, and upon any such transfer the done would have the same right of sale as the selling stockholder.

     The shares being offered by the selling stockholders were acquired in connection with a private placement on February 6, 2004. Except as set forth below, none of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our Common Stock. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

	Shares Beneficially			Shares Beneficially
	Owned Prior to		Number of	Owned After
	Offering (1)		Shares	Offering (1)(2)
			Being
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent
Graham Partners, LP(28)	150,000	1.09	150,000	0	*
TCMP3 Partners(3)	20,000	*	20,000	0	*
Deephaven Small Cap Growth Fund LLC(4)	175,000	1.27	175,000	0	*
Kingsbridge Capital(31)	15,000	*	15,000	0	*
Truk Opportunity Fund, LLC(5)	89,474	*	89,474	0	*
Truk International Fund, LP(5)	10,526	*	10,526	0	*
Atlas Equity I, Ltd.(6)	50,000	*	50,000	0	*
Schottenfeld Qualified Associates, LP(7)	30,000	*	30,000	0	*
SF Capital Partners Ltd.(8)	60,000	*	60,000	0	*
Michael G. Balog(9)	20,000	*	20,000	0	*
Mosaic Technology Fund, L.P.(10)	115,500	*	33,300	82,200	*
Mosaic Technology Fund II, L.P.(10)	102,400	*	28,500	73,900	*
Mosaic Technology Offshore Fund, Ltd.(10)	223,100	1.62	63,200	159,900	1.16
United Capital Management, Inc.(30)	40,000	*	40,000	0	*
Portside Growth and Opportunity Fund(11)	33,333	*	33,333	0	*
Elliott International, L.P.(12)	102,500	*	90,000	12,500	*
Elliott Associates, L.P.(12)	72,500	*	60,000	12,500	*
Proximity Partners LP(29)	25,000	*	25,000	0	*
Proximity Fund LP(29)	25,000	*	25,000	0	*
RHP Master Fund, Ltd.(13)	50,000	*	50,000	0	*
Spectra Capital Management, LLC(14)	25,000	*	25,000	0	*
Heimdall Investments Ltd(15)	100,000	*	100,000	0	*
West End Convertible Fund L.P.(16)	10,000	*	10,000	0	*
Royal Bank of Canada	80,000	*	80,000	0	*
Turkel Partners, L.P.(32)	50,000	*	20,000	30,000	*
Dahlman Capital, LLC(17)	30,000	*	30,000	0	*
Citadel Equity Fund LTD(18)	164,167	1.19	114,167	50,000	*
Alpha Capital AG(19)	17,500	*	17,500	0	*
Gruber & McBaine International(20)	15,000	*	15,000	0	*
Jon D. Gruber & Linda W. Gruber(27)	15,000	*	15,000	0	*
Lagunitas Partners LP(20)	55,000	*	55,000	0	*
Globis Capital Partners L.P.(21)	50,000	*	50,000	0	*
Basso Multi-Strategy Holding Fund Ltd.(22)	75,000	*	75,000	0	*

	Shares Beneficially			Shares Beneficially
	Owned Prior to		Number of	Owned After
	Offering (1)		Shares	Offering (1)(2)
			Being
Name of Selling Stockholder	Number	Percent	Offered	Number	Percent
Basso Holdings Ltd.(22)	50,000	*	50,000	0	*
Basso Equity Opportunity Holding Fund Ltd.(22)	25,000	*	25,000	0	*
DKR Soundshore Strategic Holding Fund Ltd.(23)	25,000	*	25,000	0	*
Colonial Fund, LLC(24)	50,000	*	50,000	0	*
The Riverview Group LLC(25)	185,000	1.34	185,000	0	*
DKR SoundShore Oasis Holding Fund Ltd.(33)	50,000	*	50,000	0	*
BayStar Capital II, L.P.(26)	65,000	*	65,000	0	*
Deutsche Bank AG, London Branch	88,000	*	75,000	13,000	*

*	Represents less than 1% of our Common Stock.

(1)	Based on 13,779,378 shares outstanding as of February 26, 2004.

(2)	Assumes that each selling stockholder sells all shares registered under this Registration Statement. However, to our knowledge, there are no agreements, arrangements or understandings with respect to the sale of any of our Common Stock, and each selling stockholder may decide not to sell his shares that are registered under this Registration Statement.

(3)	Steven Slawson and Walter Schenker have voting or investment power over these securities.

(4)	Deephaven Small Cap Growth Fund LLC is a subsidiary of Knight Trading Group, Inc., a publicly held entity. Knight Trading Group is affiliated with one or more broker dealers. Deephaven Small Cap Growth LLC purchased these securities in the ordinary course of business and has no agreements, directly, or indirectly, with any person to distribute these securities.

(5)	Michael E. Fein and Stephen E. Saltzstein have voting or investment power over these securities.

(6)	Atlas Equity I, Ltd. (the “Fund”) is an international business company under the laws of the Cayman Islands. The Fund’s investment manager is Balyasny Asset Management, L.P has voting and dispositive control over the Fund’s investments, including the securities being registered hereunder on behalf of the selling securityholder.

(7)	Richard Schottenfeld has voting or investment power over these securities.

(8)	Michael A. Roth and Brian J. Stark are the founding members and direct the management of Staro Asset Management, L.L.C., a Wisconsin limited liability company (“Staro”) that acts as investment manager and has sole power to direct the management of SF Capital Partners Ltd. Through Staro, Messrs. Roth and Stark possess sole voting and dispositive power over all the shares owned by SF Capital Partners Ltd.

(9)	Michael G. Balog has voting or investment power over these securities.

(10)	G. Scott Nirenberski has voting or investment power over these securities.

(11)	The investment advisor to Portside Growth and Opportunity Fund is Ramius Capital Group, LLC. The Managing Member of Ramius Capital Group, LLC is CAS & Co., the Managing Members of which are Peter Cohen, Morgan Stark, Thomas Strauss and Jeffrey Solomon. As such Messrs. Cohen, Stark, Strauss and Solomon may be deemed beneficial owners of the securities. Messrs. Cohen, Stark, Strauss and Solomon therefore disclaim beneficial ownership of such securities.

(12)	Paul E. Singer has voting or investment power over these securities.

(13)	RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Boch, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Company’s Common Stock owned by the RHP Master Fund.

(14)	Gregory Porges has voting or investment power over these securities.

(15)	HBK Investments L.P. may be deemed to have sole voting power and sole dispositive power over the shares held by Heimdall Investments Ltd. pursuant to an Investment Management Agreement between HBK Investments L.P. and Heimdall Investments Ltd. The following individuals have control over HBK Investments L.P.: Kenneth M. Hirsch, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar.

(16)	West End Convertible Fund Ltd. (the “Fund”) is an international business company under the laws of the Cayman Islands. The Fund’s investment manager, WEC Partners, LLC, has voting and dispositive control over the Fund’s investments, including the securities being registered hereunder on behalf of the selling securityholder.

(17)	Ernest J. Dahlman III and Ronald Weiss have voting or investment power over these securities.

(18)	Citadel Limited Partnership (“Citadel”) is the trading manager of Citadel Equity Fund Ltd. and consequently has voting and investment discretion over securities held by Citadel Equity Fund Ltd. Citadel disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffen indirectly controls Citadel and therefore has ultimate voting investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(19)	Konrad Ackerman has voting or investment power over these securities.

(20)	Gruber McBaine Cap Mgmt has voting or investment power over these securities. Jon D. Gruber and J. Patterson McBaine are managers of Gruber & McBaine Cap Mgmt and have voting or investment control.

(21)	Paul Packer has voting or investment power over these securities.

(22)	Basso Asset Management, L.P. (“Basso Asset”) is the investment manager to Basso Multi-Strategy Holding Fund Ltd. Basso Capital Management, L.P. (“Basso Capital”) is the investment manager to Basso Equity Opportunity Holding Fund Ltd. and Basso Holdings Ltd. Howard I. Fischer is a managing member of Basso GP, LLC, the general partner of Basso Asset and Basso Capital.

(23)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment adviser with the Securities and Exchange Commission and as such, is the investment manager to DKR SoundShore Strategic Holding Fund Ltd. (the “Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. Howard Fischer is the portfolio manager for these securities.

(24)	Cary G. Brody has voting or investment power over these securities.

(25)	Riverview normally exercises voting control over its securities. The sole member of Riverview is Millennium Holding Group, L.P., a Delaware limited partnership (“Holding”). Millennium Management, LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of Holding. Israel A. Englander (“Mr. Englander”) is the sole managing member of Millennium Management. The foregoing should not be construed in and of itself as an admission by and of Holding, Millennium Management or Mr. Englander as to beneficial ownership of the shares owned by Riverview.

(26)	BayStar Capital Management, LLC is the investment manager to BayStar Capital II, L.P. Steve Derby, Steven M. Lamar and Lawrence Goldfarb are the managing members of BayStar Capital Management, LLC.

(27)	John D. Gruber and Linda W. Gruber have voting or investment power over these securities.

(28)	Monica Graham is the General Partner of Graham Partners, LP and has voting or investment power over these securities.

(29)	Proximity Capital LLC is the General Partner of Proximity Partners LP and Proximity Fund LP. Geoff Crosby and Steve Crosby have voting or investment control over these securities.

(30)	James A. Lustig holds voting control and investment power over these securities.

(31)	Adam Gurney, Valentine O’Donoghue and Charlotte Gurney have voting or investment control over these securities. Adam Gurney and Valentine O’Donoghue are directors of Kingsbridge Capital.

(32)	Scott Turkel has voting or investment control over these securities.

(33)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment adviser with the Securities and Exchange Commission and as such, serves as the managing general partner to DKR Oasis Management Company L.P., the investment manager to DKR SoundShore Oasis Holding Fund Ltd. (“Fund”). Seth Fischer has trading authority over the Fund.

     We prepared this table based on the information supplied to us by the selling stockholders named in the table.

     Information about other selling stockholders will be set forth in prospectus supplements or post-effective amendments, if required. The selling stockholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their securities since the date on which the information in the above table is presented. Information about the selling stockholders may change from time to time. Any changed information with respect to which we are given notice will be set forth in prospectus supplements.

     Beneficial ownership is determined under the rules of the SEC, and generally includes voting or investment power with respect to securities. Except as otherwise indicated above, to our knowledge, the persons and entities named in the selling stockholder table have sole voting and sole investment power with respect to all securities which they beneficially own.

     None of the selling stockholders who are affiliates of broker-dealers purchased the securities outside of the ordinary course of business or, at the time of the purchase of the securities, had any agreements or understandings, directly or indirectly, with any person to distribute the securities.

     Because the selling stockholders may offer all or some of their common stock from time to time, we cannot estimate the amount of common stock that will be held by the selling stockholders upon the termination of any particular offering. See the section entitled “Plan of Distribution” for further information.

Plan of Distribution

     We are registering 2,200,000 shares of Common Stock, par value of $0.001 per share on behalf of certain selling stockholders. We will receive no proceeds from this offering. The shares may be offered by certain of our stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. We originally issued the shares in connection with the Securities Purchase Agreement between Hifn and the selling stockholders, dated February 6, 2004. We are registering the shares pursuant to the terms of the Securities Purchase Agreement. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act, provided by Section 4(2) thereof.

     The selling stockholders will act independently of Hifn in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

•	a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell or otherwise transfer pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders and/or purchasers of the shares (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above. Such broker-dealers and any other participating broker-dealers or the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholders may be deemed to be an underwriter under Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act.

     To comply with the securities laws of certain states, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any persons engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our Common Stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our Common Stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. We assume no obligation to so deliver copies of this prospectus or any related prospectus supplement.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

     The selling stockholders will be responsible for any fees, disbursements and expenses of any counsel for the selling stockholders. We will bear all other expenses incurred in connection with the registration of the shares, including printer’s and accounting fees and the fees, disbursements and expenses of counsel for us up to a certain amount. Commissions and discounts, if any, attributable to the sales of the shares will be borne by the selling stockholders. The selling stockholders may agree to indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We will indemnify the selling stockholders against claims arising out of any untrue statement of a material fact contained in this Registration Statement or any omission to state therein a material fact necessary in order to make the statement made therein not misleading.

     We have undertaken to keep a Registration Statement of which this prospectus constitutes a part effective until the earlier of the disposition of the securities offered hereby or two years measured from the effective date of this Registration Statement. After such period, if we choose not to maintain the effectiveness of the Registration Statement of which this prospectus constitutes a part, the securities issuable offered hereby may not be sold, pledged, transferred or assigned, except in a transaction which is exempt under the provisions of the Securities Act or pursuant to an effective registration statement thereunder.

Legal Matters

     Certain legal matters relating to the validity of the securities offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

Experts

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Hifn, Inc. for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials we file at the SEC’s Public Reference Rooms in Washington, D.C., New York, New York and Chicago, Illinois. The Public Reference Room in Washington, D.C. is located at 450 Fifth Street, N.W. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

(1)	Our Annual Report on Form 10-K, for the year ended September 30, 2003, filed with the SEC on December 16, 2003;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, filed with the SEC on February 17, 2004;

(3)	Our Current Reports on Form 8-K, filed with the SEC on January 6, 2004 (as amended January 14, 2004) and February 9, 2004; and

(4)	The description of our Common Stock contained in our Registration Statement on Form 10, filed with the SEC on August 7, 1998, as amended (excluding pages F-1 through F-15 thereof), and any further amendment or report filed hereafter for the purpose of updating any such description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

hi/fn, inc.
750 University Avenue
Los Gatos, California 95032
(408) 399-3500

     You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

     Prospective investors may rely only on the information contained in this prospectus. Neither Hifn nor any selling stockholder has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

hi/fn, inc.

2,200,000 Shares
Common Stock

PROSPECTUS

April 9, 2004